Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 12, 2009
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3B0 (reopening)

Principal Amount (in Specified Currency): $42,500,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.0287% (or $42,512,197.50) plus accrued interest from January 13, 2009

Trade Date: January 12, 2009

Original Issue Date: January 15, 2009

Stated Maturity Date: January 14, 2010

Initial Interest Rate: Three month LIBOR determined on January 9, 2009 plus 1.25%, accruing from January 13, 2009

Interest Payment Period: Quarterly

Interest Payment Dates: The 14th of each January, April, July and October and on the Stated Maturity Date, commencing April 14, 2009

Net Proceeds to Issuer: 99.9987% (or $42,499,447.50) plus accrued interest from January 13, 2009

Agents' Discount or Commission: 0.03%

Agents: 	Banc of America Securities LLC
		Barclays Capital Inc.
		Citigroup Global Markets Inc.
Agents' Capacity:  Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 1.25%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: April 14, 2009

Interest Rate Reset Period: Quarterly

Interest Reset Dates: The 14th of each January, April, July and October, commencing April 14, 2009

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Fungibility

The Notes offered hereby will have the same terms as, and will be fungible with, the $150,000,000 aggregate principal amount of Notes previously issued, but will be offered at a different Issue Price. Once issued, the Notes offered hereby will become part of the same series as the Notes previously issued.

Interest

Notwithstanding anything to the contrary in the Prospectus Supplement and Prospectus, the first Interest Calculation Period will be the period from and including January 13, 2009 to and excluding the Initial Interest Reset Date, and interest on the Notes for such Interest Calculation Period will accrue from and including January 13, 2009, to and excluding the Initial Interest Reset Date.

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated September 25, 2007 and an Appointment Agreement Confirmation dated January 12, 2009 (collectively, the "BofA Appointment Agreement") between TMCC and Banc of America Securities LLC, Banc of America Securities LLC, acting as principal, has agreed to purchase and TMCC has agreed to sell to Banc of America Securities LLC $7,000,000 principal amount of the Notes (the "BofA Notes") at 99.9987% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of the principal amount, plus accrued interest from January 13, 2009.

Under the terms and subject to the conditions of an Appointment Agreement dated September 17, 2007 and the Appointment Agreement Confirmation dated January 12, 2009 (collectively, the "Barclays Appointment Agreement") between TMCC and Barclays Capital Inc. ("Barclays"), Barclays, acting as principal, has agreed to purchase and TMCC has agreed to sell to Barclays $5,500,000 principal amount of the Notes (the "Barclays Notes") at 99.9987% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of the principal amount, plus accrued interest from January 13, 2009.

Under the terms and subject to the conditions of the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time (the "Distribution Agreement"), Citigroup Global Markets Inc. ("Citigroup"), acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup $30,000,000 principal amount of the Notes (the "Citigroup Notes") at 99.9987% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of the principal amount, plus accrued interest from January 13, 2009.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference in the BofA Appointment Agreement and the Barclays Appointment Agreement, the obligations of BofA, Barclays and Citigroup to purchase the BofA Notes, the Barclays Notes and the Citigroup Notes, respectively, are several and not joint, and in the event of a default by any of BofA, Barclays or Citigroup, TMCC will issue the Notes to the other dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of BofA, Barclays and Citigroup is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.